UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                     PURSUANT TO RULES 13d-1(b) AND (c) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)
                               (AMENDMENT NO. 2)*


                             TOMPKINS TRUSTCO, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   890110 10 9
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                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                     ------------------------------
CUSIP No.                             13G              Page 2 of 5 Pages
890110 10 9
-----------------------------                     ------------------------------


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1.         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES ONLY)

           Tompkins County Trust Company
           Investment and Stock Ownership Plan                   EIN: 16-6274653
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2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)    [ ]        (b)    [ ]
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3.         SEC USE ONLY
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4.         CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
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             NUMBER OF                 5.        SOLE VOTING POWER
               SHARES                            426,170
            BENEFICIALLY               -----------------------------------------
            OWNED BY EACH              6.        SHARED VOTING POWER
              REPORTING                          0
               PERSON                  -----------------------------------------
                WITH                   7.        SOLE DISPOSITIVE POWER
                                                 426,170
                                       -----------------------------------------
                                       8.        SHARED DISPOSITIVE POWER
                                                 0
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9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  426,170
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10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)         [ ]
           EXCLUDES CERTAIN SHARES*
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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             6.06%
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12.        TYPE OF REPORTING PERSON*
           EP
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                  * SEE INSTRUCTIONS

                                                      Page 3 of 5 Pages
Item 1(a).        NAME OF ISSUER:
                  --------------

                           Tompkins Trustco, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                           The Commons, P.O. Box 460
                           Ithaca, NY 14851

Item 2(a).        NAME OF PERSON FILING:
                  ---------------------

                           Tompkins County Trust Company
                           Investment and Stock Ownership Plan

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  ------------------------------------------------------------

                           Tompkins County Trust Company
                           The Commons, P.O. Box 460
                           Ithaca, NY 14851

Item 2(c).        CITIZENSHIP:
                  -----------

                           United States

Item 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                           Common Stock, par value $.10 par value

Item 2(e).        CUSIP NUMBER:
                  ------------

                           890110 10 9

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                           [X] Employee Benefit Plan, Pension Fund, which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; See 13d-1(b)(1)(ii)(F).

Item 4(a).        AMOUNT BENEFICIALLY OWNED:
                  -------------------------

                           426,170

                                                      Page 4 of 5 Pages

Item 4(b).        PERCENT OF CLASS:
                  ----------------

                           6.06%

Item 4(c).        NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                  --------------------------------------------

                           (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                    ----------------------------------------
                                    426,170

                           (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                    ------------------------------------------
                                    0

                           (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                    --------------------------------------------

                                    426,170

                           (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                    --------------------------------------------
                                    0

Item 5.           OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS:
                  --------------------------------------------
                           Not applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
                  --------------------------------------------------------------
                           Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:
                  --------------------------------------------------------------
                           Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------
                           Not applicable.

Item 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------
                           Not applicable.

                                                      Page 5 of 5 Pages

Item 10.          CERTIFICATION:
                  -------------

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired to the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



2/15/00
-------
Date



/s/ JAMES J. BYRNES
-------------------
    Signature



James J. Byrnes / Chairman of the Board, President and Chief Executive Officer
                       Tompkins County Trust Company, Trustee
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Name/Title